Exhibit 99.1

Medicsight receives approval for American Stock Exchange listing

LONDON, DECEMBER 13, 2005 – Medicsight, Inc. (OTCBB: MSHT), a leading developer of computer-aided detection (CAD) technologies and software, announced today that its application to list its common shares on the American Stock Exchange (AMEX) has been approved. The Company anticipates that trading on the AMEX will begin at 9:30 a.m. on Monday, December 19, 2005, under the symbol “MGT”, pending continued compliance with all listing requirements on that date.

Medicsight common shares will continue to trade on the Over-the-Counter Bulletin Board until the shares begin trading on the AMEX, at which point the shares will no longer trade Over-the-Counter.

This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

Paul Gothard, the Company’s Chief Financial Officer, commented “the successful application to list our shares on the American Stock Exchange is a major milestone for the Company and a major boost to our profile. This announcement, together with the transformation of the Company from the research and development stage to a commercially orientated business over the last 12 months makes the next 24 months a very exciting period for the Company.”

Medicsight anticipates that Cohen Specialists LLP will be retained as the Company’s specialist for the American Stock Exchange.

About Medicsight

Medicsight develops enterprise-wide computer-aided detection (CAD) software that is used by the medical imaging market to aid in earlier detection of disease. Tested on one of the world’s largest databases of verified CT scan data, Medicsight’s software solutions help clinicians identify, measure, and analyze suspicious pathology, such as colorectal polyps and lung lesions. The company’s CAD products include ColonCAD API, the first CAD technology available for CT colonography, and LungCAD API. Both products allow for a concurrent read that lets clinicians to review the original image simultaneously with the Medicsight CAD findings, which results in improved workflow and productivity. Medicsight continues to develop CAD software for a variety of disease states that can help in the early detection of disease and ultimately improve patient outcomes. Headquartered in London, Medicsight employs more than 60 people and also has offices in the United States, Japan, China, and Gibraltar. Product and company information can be found on www.medicsight.com. Stock symbol remains MSHT until trading commences on the American Stock Exchange when it changes to MGT.

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities litigation Reform Act of 1995.  Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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